HireQuest Reports Financial Results for the Second Quarter of 2020

Company Generates $4.0 Million in Cash from Operations in Q2;
$9.5 Million Year-To-Date

GOOSE CREEK, South Carolina – August 11, 2020 – HireQuest, Inc. (Nasdaq: HQI), a national provider of back-office and operational support for franchised operators of on-demand and temporary staffing service providers, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Summary

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Franchise royalties of $2.6 million compared to $3.0 million in the prior year period, a decrease of 11.5%. Approximately $570,000 was related to branches acquired in the merger and subsequently converted to our franchise model.
●
Service revenue, including interest paid on aging accounts receivable, of $262,000 compared to $257,000 in the prior year period, an increase of 1.7%.
●
Total revenue of $2.9 million compared to $3.2 million in the prior year period, a decrease of 10.4%.
●
Net Income, inclusive of a $151,000 incremental reserve on notes receivable taken in light of the COVID-19 situation, as well as increased public company expenses of $293,000 and increased computer related service and consulting costs of $116,000, was $1.2 million, or $0.09 per diluted share, compared to $2.3 million, or $0.23 per diluted share, in the year-ago period.

System-wide sales1 (a non-GAAP operating performance metric) for the second quarter 2020 of $44.1 million compared to $52.0 million for the quarter ended June 30, 2019.

“Our franchise-based business model is designed to mitigate risk while maximizing profitability and sustainability even in challenging times, and the benefits of this model were clearly on display in the second quarter,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer. “We continue to generate free cash flow with another profitable quarter. I commend our franchise operators for their quick and decisive actions to reduce costs, preserve customer relationships and navigate these unprecedented challenges. To be sure, our franchisees are not immune to the significant impact from the COVID-19 pandemic. As a result of the economic shutdowns, system-wide sales have decreased by 15.2%, which in turn have diminished royalty revenues for HireQuest. As the economy continues to improve, organizations will likely turn to temporary staffing to address short-term challenges before hiring full-time employees, and our franchisees will be ready to meet that demand.”

Mr. Hermanns continued, “At the beginning of this situation, we initiated a wide-range of cost cutting initiatives, and unless the economy materially worsens, we do not see the need for further cuts. Our strong balance sheet and consistent profitability creates additional M&A opportunities, and we are evaluating potential tuck-in acquisitions, that will add to our national footprint, at attractive valuations.”

Second Quarter 2020 Financial Results

The company’s total revenue is calculated by aggregating its revenue derived from franchise royalties and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Service revenue consists of interest charged to franchisees on overdue accounts and other miscellaneous revenue for optional services we provide our franchisees.

Franchise royalties in the second quarter of 2020 were $2.6 million compared to $3.0 million in the year-ago quarter, a decrease of 11.5%. $570,000 was related to branches acquired in the merger and subsequently sold and converted to the company’s franchise model. Service revenue was $262,000 compared to $257,000 in the prior-year quarter, an increase of 1.7%.

Total revenue in the second quarter of 2020 was $2.9 million compared to $3.2 million in the year-ago quarter, a decrease of 10.4%, or $338,000. This decrease is primarily due to the continued negative impact caused by the COVID-19 pandemic.

Selling, general and administrative (“SG&A”) expenses in the second quarter of 2020 were $1.9 million compared to $871,000 for the second quarter last year. During the second quarter, we recognized an increase in our reserve on notes receivable of $151,000 directly related to the ongoing COVID-19 pandemic. The increase in SG&A was also driven by an increase in expenses related to being a public company of approximately $293,000, an increase in computer related service and consulting costs of $116,000, and increased workers’ compensation related costs of $495,000.

Net Income in the second quarter of 2020 was $1.2 million, or $0.09 per diluted share, compared to $2.3 million, or $0.23 per diluted share, in the year-ago quarter.

Balance Sheet and Capital Structure

Cash was $13.7 million at June 30, 2020, compared to $4.2 million at December 31, 2019.

Total assets were $48.2 million at June 30, 2020. Total liabilities were $14.3 million.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:
Tuesday, August 11, 2020
Time:
5 p.m. Eastern time (3 p.m. Mountain time)
Toll-free dial-in number:
1-844-369-8774
International dial-in number:
1-862-298-0844

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/36070 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available after 1 p.m. Eastern time on the same day and continuing through August 25, 2020.

Toll-free replay number:
1-877-481-4010
International replay number:
1-919-882-2331
Replay Passcode:
36070

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on demand labor solutions primarily in the light industrial and blue-collar segments of the staffing industry for HireQuest Direct and HireQuest franchised offices across the United States. Through our national network of approximately 136 franchisee-owned offices in 30 states and the District of Columbia, HireQuest provides employment for approximately 80,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future revenue, franchise sales, system-wide sales, and the growth thereof; operating results; anticipated benefits of the merger with Command Center, Inc., or the conversion to the franchise model; intended office openings; expectations of the effect on our financial condition of claims and litigation; strategies for customer retention and growth; strategies for risk management; and all other statements that are not purely historical and that may constitute statements of future expectations. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of the novel coronavirus disease ("COVID-19"); the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following the merger with Command Center, Inc.; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:
Investor Relations Contact:
HireQuest, Inc.
Hayden IR
Cory Smith, CFO
Brett Maas
(800) 835-6755
(646) 536-7331
Email: cory.smith@hirequest.com
Email: brett@haydenir.com

-- Tables Follow –

1 Refer to “Supplemental Operating Metrics” section at the end of this press release for a definition and additional details regarding System-wide sales

HireQuest, Inc.
Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash	$ 13,746,445	$ 4,187,450
Accounts receivable	19,646,917	28,201,279
Notes receivable	2,190,431	3,419,458
Prepaid expenses, deposits, and other assets	1,097,399	188,560
Prepaid workers' compensation	1,899,899	822,938
Other assets	-	201,440
Total current assets	38,581,091	37,021,125
Property and equipment, net	2,812,661	1,900,686
Notes receivable, net of current portion and reserve	6,799,848	7,990,251
Total assets	$ 48,193,600	$ 46,912,062
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 85,359	$ 253,845
Other current liabilities	1,143,872	1,893,846
Accrued benefits and payroll taxes	1,520,677	1,113,904
Due to franchisees	2,744,587	3,610,596
Risk management incentive program liability	2,021,605	1,811,917
Workers' compensation claims liability	2,884,656	2,327,869
Total current liabilities	10,400,756	11,011,977
Workers' compensation claims liability, net of current portion	1,871,457	1,516,633
Franchisee deposits	1,423,635	1,412,924
Deferred tax liability	618,376	1,688,446
Total liabilities	14,314,224	15,629,980
Commitments and contingencies
Stockholders' equity
Preferred stock - $0.001 par value, 1,000,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000,000 shares authorized; 13,575,123 and 13,518,036 shares issued and outstanding, respectively	13,575	13,518
Additional paid-in capital	28,149,667	27,584,610
Retained earnings	5,716,134	3,683,954
Total stockholders' equity	33,879,376	31,282,082
Total liabilities and stockholders' equity	$ 48,193,600	$ 46,912,062

HireQuest, Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Franchise royalties	$ 2,639,287	$ 2,981,420	$ 6,344,529	$ 6,137,556
Service revenue	261,703	257,245	676,441	573,359
Total revenue	2,900,990	3,238,665	7,020,970	6,710,915
Selling, general and administrative expenses	1,931,076	871,444	5,184,447	2,423,865
Depreciation and amortization	32,402	21,393	64,215	35,430
Income from operations	937,512	2,345,828	1,772,308	4,251,620
Other miscellaneous income	288,837	218,471	539,545	246,860
Interest and other financing expense	(17,850)	(230,404)	(29,139)	(415,376)
Net income before income taxes	1,208,499	2,333,895	2,282,714	4,083,104
Provision for income taxes	51,497	48,181	250,534	99,606
Income from continuing operations	1,157,002	2,285,714	2,032,180	3,983,498
Income from discontinued operations, net of tax	-	20,382	-	40,083
Net income	$ 1,157,002	$ 2,306,096	$ 2,032,180	$ 4,023,581

Basic earnings per share
Continuing operations	$ 0.09	$ 0.23	$ 0.15	$ 0.40
Discontinued operations	-	-	-	-
Total	$ 0.09	$ 0.23	$ 0.15	$ 0.40

Diluted earnings per share
Continuing operations	$ 0.09	$ 0.23	$ 0.15	$ 0.40
Discontinued operations	-	-	-	-
Total	$ 0.09	$ 0.23	$ 0.15	$ 0.40

Weighted average shares outstanding:
Basic	13,547,950	9,939,668	13,540,599	9,939,668
Diluted	13,549,727	9,939,668	13,542,758	9,939,668

HireQuest, Inc.
Supplemental Operating Metrics

1 Management sometimes refers to total sales generated by its franchisees as “franchise sales.” Management also sometimes refers to sales at offices that were owned and operated by the company, not by one of its franchisees, as "company-owned sales," all of which were sold as of September 29, 2019. Sales at company-owned offices are reflected net of costs, expenses, and taxes associated with those sales on the company’s financial statements as “Income from discontinued operations, net of tax.” The sum of franchise sales and company-owned sales is referred to as “system-wide sales,” a non-GAAP operating performance metric. System-wide sales include sales at all offices, whether owned and operated by the company or by its franchisees. While the company does not record franchise sales as revenue, management believes that information on system-wide sales is important to understanding the company’s financial performance because those sales are the basis on which the company calculates and records franchise royalty revenue, are directly related to interest charged on overdue accounts, which the company records under service revenue, and are indicative of the financial health of the franchisee base.